EXHIBIT 99d8i

AMENDMENT #1

TO SUB-ADVISORY AGREEMENT

THIS FIRST AMENDMENT (the “First Amendment”) to the Sub-Advisory Agreement dated the 25th day of June, 2018, by and between Mercer Investments LLC, successor to Mercer Investment Management, Inc., (the “Advisor”) and Colchester Global Investors Limited (the “Sub-Advisor”) (hereinafter the “Parties” or individually as a “Party”) in respect of the Mercer Opportunistic Fixed Income Fund is executed on this 5th day of October, 2021 and made effective as of the 1st of July, 2021.

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an amended and restated Investment Advisory Agreement, dated July 1, 2014, as amended from time to time (the “Advisory Agreement”), with the Mercer Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Sub-Advisor currently manages an allocated portion of the assets of the Mercer Opportunistic Fixed Income Fund (the “Fund”), a series of the Trust under the Agreement; and

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement;

WHEREAS, the Sub-Advisor and the Advisor intend to amend the Agreement to reflect a change in the fee schedule payable to Sub-Advisor effective as of the date set forth herein.

NOW THEREFORE the Parties agree as follows:

1.	That, effective July 1, 2021, paragraph (a) in Exhibit A of the Agreement be deleted and replaced in its entirety with the following:

“(a)	In the event that Aggregate Mercer EMD Fiduciary NAV (as defined below) is greater than or equal to US$200 million, a flat fee of 0.35% (being 35 basis points) per annum shall apply.”

2.	Except for the amendment abovementioned, which now forms part of the Agreement, all the other terms and conditions of the Agreement remain in full force and effect.

3.

This First Amendment may be signed in counterparts, and each counterpart, once signed and delivered, is deemed to be an original; all of the counterparts constitute one single agreement.

4.	The Advisor and the Sub-Advisor each acknowledge that all of its respective representations and warranties contained in the Agreement are true and correct as of the date hereof.

IN WITNESS WHEREOF, the Parties hereto execute this First Amendment in duplicate originals, which is effective as of the date set forth herein.

MERCER INVESTMENTS LLC

Date:

by:	/s. Stan Mavromates

Name:	Stan Mavromates
Title:	Chief Investment Officer

Colchester Global Investors LIMITED

Date:

by:	/s/ Keith Lloyd

Name:	Keith Lloyd
Title:	CEO

Witnessed by:     /s/ Andre Cowley

Name:	Andre Cowley
Title:	Legal Associate